SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VIROLOGIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT
PROPOSAL 2 ELECTION OF DIRECTORS
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
STOCK OPTION GRANTS AND EXERCISES
AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR VALUES
EMPLOYMENT AND SEVERANCE AGREEMENTS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
DELIVERY OF THIS PROXY STATEMENT
OTHER MATTERS
APPENDIX A-1
APPENDIX A-2
APPENDIX A-3

VIROLOGIC, INC.
345 Oyster Point Boulevard
South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 21, 2003

To The Stockholders Of ViroLogic, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VIROLOGIC, INC., a Delaware corporation (the “Company”), will be held on Wednesday, May 21, 2003, at 10:00 a.m. local time at 345 Oyster Point Boulevard, South San Francisco, California 94080 for the following purposes:

     (1)      To approve a series of alternative amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect, at the discretion of the Board of Directors, a reverse stock split of the Common Stock whereby each outstanding 3, 5 or 7 shares would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by the Board of Directors prior to the 2004 Annual Meeting of Stockholders of the Company.

     (2)      To elect one Class III director to hold office until the 2006 Annual Meeting of Stockholders.

     (3)      To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.

     (4)     To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 15, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors KATHY L. HIBBS Secretary

South San Francisco, California
April 21, 2003

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, YOU MAY BE ABLE TO VOTE ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED WITH YOUR VOTING FORM. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME

VIROLOGIC, INC.
345 Oyster Point Boulevard
South San Francisco, CA 94080

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
May 21, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of ViroLogic, Inc., a Delaware corporation (“ViroLogic,” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 21, 2003, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 345 Oyster Point Boulevard, South San Francisco, California 94080. The Company intends to mail this proxy statement and accompanying proxy card on or about April 21, 2003 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, Georgeson Shareholder (“Georgeson”). No additional compensation will be paid to directors, officers or other regular employees for such services, but Georgeson will be paid its customary fee, estimated to be about $5,000, if it renders solicitation services.

Voting Rights and Outstanding Shares

     Only holders of record of Common Stock at the close of business on April 15, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 15, 2003 the Company had outstanding and entitled to vote      shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and (with respect to proposals other than the election of directors) negative votes, abstentions and broker non-votes. “Broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but, except for Proposal 1, are not counted for any purpose in determining whether a matter has been approved. For Proposal 1, broker non-votes will have the same effect as negative votes.

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Voting Via the Internet or by Telephone

     Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card.

     A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program or another similar program, you may grant a proxy to vote those shares telephonically or via the Internet by following the instructions shown on the instruction form received from your broker or bank.

     The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 345 Oyster Point Boulevard, South San Francisco, California 94080, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

     The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 23, 2003. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on March 22, 2004 nor earlier than the close of business on February 20, 2004. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

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PROPOSAL 1

AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT

Background

     The Company’s Board of Directors has approved a series of proposed amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) to effect a reverse stock split of all outstanding shares of the Common Stock at ratios of 3:1, 5:1 and 7:1. Under these proposed amendments, each outstanding 3, 5 or 7 shares of Common Stock would be combined, converted and changed into one share of Common Stock (the “Reverse Stock Splits”). The effectiveness of any one of these amendments and the abandonment of the other amendments, or the abandonment of all of these amendments, will be determined by the Board following the Annual Meeting and prior to the 2004 Annual Meeting of Stockholders of the Company. The Board has recommended that these proposed amendments be presented to the Company’s stockholders for approval.

     Upon receiving stockholder approval of the proposed amendments, the Board will have the sole discretion, until the 2004 Annual Meeting of Stockholders of the Company, pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of the Company and its stockholders, whether to effect a reverse stock split, and if so, the number of shares (3, 5 or 7) of Common Stock which will be combined into one share of Common Stock. The Board believes that stockholder approval of three selected exchange ratios (as opposed to approval of a single exchange ratio) provides the Board with maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of the Company and its stockholders.

     If the Board determines to effect one of the Reverse Stock Splits (the “Effective Reverse Stock Split”) by filing the applicable amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the Restated Certificate of Incorporation would be amended accordingly, and all other amendments will be abandoned. Approval of the Reverse Stock Splits will authorize the Board in its discretion to effectuate the Effective Reverse Stock Split in any of the following ratios: 3:1, 5:1 or 7:1, or not to effect any of the Reverse Stock Splits. The text of the form of amendments to the Restated Certificate of Incorporation, one of which would be filed with the Secretary of State of the State of Delaware to effect the Effective Reverse Stock Split, are set forth in Appendices A-1 through A-3 to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable to effect the Effective Reverse Stock Split.

     If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio selected by the Board from among those set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of the Common Stock would remain unchanged at $0.001 per share. The amendment would not change the number of authorized shares of Common Stock. Currently, the Board does not have any plans with regard to the authorized but unissued shares of Common Stock following the reverse split.

Reasons For The Effective Reverse Stock Split

     The Board believes that the Effective Reverse Stock Split may be desirable for a number of reasons. First, the Board believes that the Reverse Stock Split may allow the Company to avoid having its Common Stock delisted from the Nasdaq Stock Market, Inc.’s National Market (the “National Market”). Second, the Board believes that the Effective Reverse Stock Split could improve the Company’s ability to raise new capital. Third, the Board believes that the Effective Reverse Stock Split could improve the marketability and liquidity of the Common Stock.

     The primary reason for the Effective Reverse Stock Split is to increase the per share market price of the Common Stock. The Common Stock has been quoted on the National Market since May 2000, when the Company completed its initial public offering. In order for the Common Stock to continue to be listed on the National Market, the Company must satisfy various listing maintenance standards established by Nasdaq. Among other things, the

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Company is required to have stockholders’ equity of at least $10 million and the Common Stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally, at least 400 persons must each own at least 100 shares of the Common Stock and the Common Stock must have a minimum bid price of at least $1.00 per share.

     Under Nasdaq’s current listing maintenance standards, if the closing bid price of the Common Stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by Nasdaq, Nasdaq may delist the Common Stock from trading on the National Market. In that event, the Company may be eligible, subject to the satisfaction of certain listing maintenance standards and at the discretion of Nasdaq, to have shares of its Common Stock listed for trading on The Nasdaq Stock Market’s SmallCap Market (the “SmallCap Market”). If a delisting from the National Market were to occur, and the Common Stock did not thereafter qualify for trading on the SmallCap Market, the Common Stock might trade on the over-the-counter bulletin board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient and less broad-based than the National Market and would seriously impair the liquidity of the Common Stock and limit the Company’s potential to raise future capital, which could materially harm the business of the Company.

     The Company recently received a letter from Nasdaq advising it that its Common Stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if the Company were unable to demonstrate compliance with this requirement for ten consecutive trading days prior to September 2, 2003, the Common Stock would be delisted at that time. As of April 8, 2003, the Common Stock has had a closing sales price of at least $1.00 per share for more than ten consecutive trading days. The Common Stock is currently quoted on the National Market under the symbol “VLGC.” During the period from            to           , the closing sales price per share of the Common Stock ranged from a high of $           to a low of $          . The closing sales price on           was $          .

     The Board of Directors anticipates that a reverse stock split would have the effect of increasing the trading prices of the Common Stock, which could assist the Company in maintaining compliance with the Nasdaq minimum bid price listing requirement.

     The Company may require additional sources of capital to fund continuing operations. The Board of Directors believes that the current low per share market price of the Common Stock, which it believes is due in part to the overall weakness in the market for stocks, has had a negative effect on the marketability of the Company’s existing shares, and therefore the potential ability of the Company to raise capital. The Board believes there are several reasons for these effects. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Also, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price of the Common Stock were substantially higher. This factor is also believed to limit the willingness of institutions to purchase the Common Stock. The Board of Directors anticipates that an Effective Reverse Stock Split will result in a higher bid price for the Common Stock, which may help to alleviate some of these problems and make it easier for the Company to raise money by selling its Common Stock, if necessary.

     The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of an Effective Reverse Stock Split, and the anticipated increase in the price of the Common Stock, could generate interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, stockholders’ liquidity could be adversely affected by the reduced number of shares outstanding after the Effective Reverse Stock Split. In addition, any increase in the market price of the Common Stock resulting from the Effective Reverse Stock Split may be proportionately less than the decrease in the number of outstanding shares, effectively reducing the Company’s market capitalization.

     The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private” transaction within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

5.

Board Discretion to Implement Effective Reverse Stock Split

     If the Reverse Stock Splits are approved by the stockholders of the Company at the Annual Meeting, the Effective Reverse Stock Split will be effected, if at all, only upon a subsequent determination by the Board that one of the Reverse Stock Splits (with an exchange ratio determined by the Board as described above) is in the best interests of the Company and its stockholders. Such determination will be based upon many factors, including meeting the listing requirements for the National Market, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the Reverse Stock Splits by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the Reverse Stock Splits before the next annual meeting, further stockholder approval would be required prior to implementing any reverse stock split.

Effects of the Reverse Stock Split

     After the Effective Reverse Stock Split, each stockholder will own a reduced number of shares of Common Stock. However, the Effective Reverse Stock Split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership in the Company, except to the extent that the Effective Reverse Stock Split results in any of the Company’s stockholders owning a fractional share as described below. The number of stockholders of record would not be affected by the Effective Reverse Stock Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split.

     Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Effective Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the Effective Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of Common Stock after the Effective Reverse Stock Split. Although the Effective Reverse Stock Split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of Common Stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further stockholder action.

     The number of authorized but unissued shares of Common Stock would be increased significantly by an Effective Reverse Stock Split. For example, based on the           shares of Common Stock outstanding on April 15, 2003 and the 100,000,000 shares of Common Stock that are authorized under the Restated Certificate of Incorporation, a seven-for-one Effective Reverse Stock Split would have the effect of increasing the number of authorized but unissued shares of Common Stock from            to           . The Board currently has no plans regarding the issuance of such additional authorized but unissued shares.

     The issuance in the future of any additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

     The increase in the number of authorized but unissued shares of Common Stock may also be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Restated Certificate of Incorporation or Bylaws. The increased number of authorized but unissued shares as a result of the reverse stock split would give the Company’s management more flexibility to resist or frustrate a third-party takeover bid that provides an above-market premium that is favored by a majority of the independent stockholders. Any such anti-takeover effect of a reverse stock split would be in addition to existing anti-takeover provisions of the Company’s Restated Certificate of Incorporation and Bylaws, which include i) the classification of the Company’s Board into three classes such that only one of three classes is elected each year, so that it would take at least two years to replace a majority of the Company’s directors; ii) advance notice provisions in the Company’s Bylaws, which limit the business that may be brought at an annual meeting and place procedural restrictions on the ability of

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stockholders to nominate directors and iii) provisions that prohibit the Company’s stockholders from calling special meetings or acting by written consent.

     The Effective Reverse Stock Split would reduce the number of shares of Common Stock available for issuance under the Company’s 2000 Equity Incentive Plan (the “Plan”) and its 2000 Employee Stock Purchase Plan (the “ESPP”) in proportion to the exchange ratio of the Effective Reverse Stock Split. The number of shares of Common Stock currently authorized for issuance but unissued at April 15, 2003 under the Plan and the ESPP respectively is            (prior to giving effect to the Effective Reverse Stock Split).

     The Company also has outstanding shares of Preferred Stock which are convertible into shares of Common Stock, and certain stock options and warrants to purchase shares of Common Stock. Under the terms of the outstanding Preferred Stock, stock options and warrants, the Effective Reverse Stock Split will effect a reduction in the number of shares of Common Stock issuable upon the conversion of such shares of Preferred Stock or upon the exercise of such stock options and warrants, as the case may be, in proportion to the exchange ratio of the Effective Reverse Stock Split. The Effective Reverse Stock Split will effect a proportionate increase in the exercise price of the Company’s outstanding stock options and warrants. In connection with the Effective Reverse Stock Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share, and no cash payment will be made in respect of such rounding.

     The following table contains approximate information relating to the Common Stock under each of the proposed amendments based on share information as of April 15, 2003:

	Pre-Reverse Split	3-for-1	5-for-1	7-for-1

Authorized	100,000,000	100,000,000	100,000,000	100,000,000
Outstanding
Stock held in treasury	0	0	0	0
Reserved for future issuance pursuant to employee benefit plans Reserved for future issuance pursuant to outstanding preferred stock, options and warrants
Authorized but unreserved

     No fractional shares of Common Stock will be issued in connection with the proposed Effective Reverse Stock Split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the Effective Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

     If the Reverse Stock Split is implemented, some stockholders may consequently own less than one hundred shares of Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the Effective Reverse Stock Split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

     The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Effective Reverse Stock Split would not affect the registration of the Common Stock under the Exchange Act. After the Effective Reverse Stock Split, the Common Stock would continue to be reported on the National Market under the symbol “VLGC” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Effective Reverse Stock Split has occurred).

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     Stockholders should note that the effect of the Effective Reverse Stock Split upon the market prices for the Common Stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, there is no assurance that the price per share of the Common Stock after the Effective Reverse Stock Split will be three, five or seven times, as applicable, the price per share of the Common Stock immediately prior to the Effective Reverse Stock Split. Furthermore, there can be no assurance that the market price of the Common Stock immediately after the proposed Effective Reverse Stock Split will be maintained for any period of time. Even if an increased share price can be maintained, the Effective Reverse Stock Split may not achieve the other desired results which have been outlined above. Moreover, because some investors may view an Effective Reverse Stock Split negatively, there can be no assurance that approval of the Reverse Stock Splits will not adversely impact the market price of the Common Stock or, alternatively, that the market price following the Effective Reverse Stock Split will either exceed or remain in excess of the current market price.

     While the Company expects the Effective Reverse Stock Split may assist the Company in satisfying, for the foreseeable future, Nasdaq’s minimum bid price requirement, it is possible that Nasdaq may still determine to delist the Common Stock from the National Market. The Company also needs to satisfy additional criteria to continue to have the Common Stock eligible for continued listing on the National Market. These additional criteria consist of maintaining (i) shareholders’ equity of at least $10 million, (ii) a public float of 750,000 shares of Common Stock, (iii) a market value of the public float of at least $5 million, (iv) at least 400 shareholders (round lot holders), (v) at least two market makers for the Common Stock and (vi) compliance with certain corporate governance requirements. The Company believes that it satisfies all of these other maintenance criteria as of April 15, 2003. There can be no assurance, however, that the Company will be successful in continuing to meet all requisite maintenance criteria.

Effective Date

     If the proposed Reverse Stock Splits are approved at the Annual Meeting and the Board of Directors elects to proceed with the Reverse Stock Split in one of the approved ratios, the Effective Reverse Stock Split would become effective as of 5:00 p.m. Eastern time on the date of filing (the “Effective Date”) of the applicable Certificate of Amendment to the Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Date, shares of Common Stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of Common Stock in accordance with the Effective Reverse Stock Split ratio determined by the Board among the choices set forth in this Proposal. If the Board fails to implement any of the Reverse Stock Splits before the next annual meeting, further stockholder approval would be required prior to implementing any reverse stock split.

Exchange of Stock Certificates

     Shortly after the Effective Date, each holder of record of an outstanding certificate theretofore representing shares of Common Stock will receive from the Company’s exchange agent (the “Exchange Agent”) for the Effective Reverse Stock Split, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of Transmittal Letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate that prior to the Effective Reverse Stock Split represented shares of Common Stock, together with a duly executed Transmittal Letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of Common Stock into which the shares of Common Stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Each certificate representing shares of Common Stock issued in connection with the Effective Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Common Stock. Until surrendered as contemplated herein, each certificate that immediately prior to the Effective Reverse Stock Split represented any shares of Common Stock shall be deemed at and after the Effective Reverse Stock Split to represent the number of full shares of Common Stock contemplated by the preceding sentence.

     No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the Effective Reverse Stock Split represented any shares of Common Stock, except that if any certificates of Common Stock are to be issued in a name other than that in which the certificates for shares of

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Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and (iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

No Appraisal Rights

     Under Delaware law, stockholders of the Company would not be entitled to dissenter’s or appraisal rights with respect to an Effective Reverse Stock Split.

Cash Payment In Lieu Of Fractional Shares

     No fractional shares of Common Stock will be issued as a result of the Effective Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of the Effective Reverse Stock Split, the Company shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Common Stock on the National Market during regular trading hours for the five trading days immediately preceding the Effective Time. As of April 15, 2003 there were approximately [5,000] stockholders of record of the Common Stock. Upon stockholder approval of this proposal, if the Board of Directors elects to implement the Effective Reverse Stock Split at an exchange ratio of 7:1, 5:1 or 3:1, stockholders owning up to seven, five or three shares, respectively, of Common Stock prior to the Effective Reverse Stock Split would be eliminated. As a result of the reverse stock split, the Company estimates that cashing out fractional stockholders could reduce the number of stockholders of record to      stockholders if the Board selects the maximum reverse split ratio of 7:1.

Federal Income Tax Consequences

     The following description of the material federal income tax consequences of the Effective Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Effective Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Effective Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

     In general, the federal income tax consequences of the Effective Reverse Stock Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Common Stock in exchange for their old shares of Common Stock. The Company believes that because the Effective Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in the Company’s assets or earnings and profits, the Effective Reverse Stock Split will likely have the following federal income tax effects: A stockholder who receives solely a reduced number of shares of Common Stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock. A stockholder who receives cash in lieu of a fractional share as a result of the Effective Reverse Stock Split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder’s particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the post-Effective Reverse Stock Split shares received will include the holding period of the pre-Effective Reverse Stock Split shares exchanged.

9.

     The Company will not recognize any gain or loss as a result of the Effective Reverse Stock Split.

Required Vote

     The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding on the record date will be required to approve the Reverse Stock Splits and the amendment to the Restated Certificate of Incorporation to effect the Effective Reverse Stock Split. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1

10.

PROPOSAL 2

ELECTION OF DIRECTORS

     The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

     The Board of Directors is presently composed of five members, which is the number of directors presently authorized. The class whose term of office expires in 2003 consists of one board seat. The nominee for election to fill this board seat, Dr. David H. Persing, is currently a director of the Company who was previously appointed as a director by the Board. Dr. Persing was selected by the Company’s Nominating Committee and the selection of the nominee was ratified and approved by the Board. If elected at the Annual Meeting, the nominee would serve until the 2006 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until his earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Dr. Persing has agreed to serve if elected, and management has no reason to believe that he will be unable to serve.

     Set forth below is biographical information for Dr. Persing and each person whose term of office as a director will continue after the Annual Meeting.

Nominee for Election for a Three-year Term Expiring at the 2006 Annual Meeting

David H. Persing, MD, PhD

     David H. Persing, MD, PhD, age 47, has served on the Company’s Board of Directors since December 2000. Dr. Persing received his BA degree in Biochemistry from San Jose State University, and his MD and PhD (Biochemistry and Biophysics) concurrently from the University of California, San Francisco. After completion of his residency in Clinical Pathology and fellowship training at Yale University in 1989, Dr. Persing was appointed to the medical and research staff of the Mayo Clinic in Rochester, MN where he became Director of the Molecular Microbiology Laboratory and an Associate Professor at the Mayo Medical School. In August 1999, Dr. Persing became employed at Corixa Corporation, a research and development-based biotechnology company, where he is Vice President of Molecular Biology and Director of Diagnostics Development, as well as Medical Director of the Infectious Disease Research Institute, a non-profit organization with principal support from the Bill and Melinda Gates Foundation.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEE.

11.

Directors Continuing in Office Until the 2004 Annual Meeting

William Jenkins, MD

     William Jenkins, MD, age 55, has served on the Company’s Board of Directors since September 2000. Dr. Jenkins has been a consultant and advisor to pharmaceutical companies and investment and venture capital firms in the health sector since 1999. From 1997 to 1999, he served as Head of Clinical Development and Regulatory Affairs for Ciba-Geigy, and later for post-merger Novartis Pharma AG. Prior to that, Dr. Jenkins was head of worldwide clinical research at Glaxo and a Deputy Head in the U.K. Drug Regulatory Agency. Dr. Jenkins is a member of the Board of Directors of Tanox, Inc., BTG plc, Nicholas Piramal India Limited, and Eurand Pharmaceutical Holdings B.V. Dr. Jenkins received his MD from Cambridge University and has a specialist accreditation in internal medicine and gastroenterology.

     William D. Young

     William D. Young, age 58, has served as the Company’s Chief Executive Officer since November 1999 and has served as the Chairman of the Board since May 1999. From March 1997 to October 1999, Mr. Young was Chief Operating Officer at Genentech, Inc., a biotechnology company. As COO at Genentech, Mr. Young was responsible for all of the company’s development, operations and commercial functions. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and held various positions prior to becoming COO. Prior to joining Genentech, Mr. Young was employed by Eli Lilly and Company for 14 years. Mr. Young is a member of the Board of Directors of IDEC Pharmaceuticals, Inc. and VaxGen, Inc. He received his BS in chemical engineering from Purdue University and his MBA from Indiana University.

Directors Continuing in Office Until the 2005 Annual Meeting

     Edmon R. Jennings

     Edmon R. Jennings, age 56, has served on the Company’s Board of Directors since May 2001. Since February 2000, Mr. Jennings has been Chief Commercialization Officer at Pain Therapeutics, Inc., a medical research and development company. From 1985 to 2000 Mr. Jennings held senior management positions at Genentech, Inc., including Vice President of Corporate Development, Vice President of Sales and Marketing and Vice President of Sales. Prior to Genentech, for twelve years Mr. Jennings held positions with Bristol-Myers Oncology and Bristol Laboratories, both of which were divisions of Bristol-Myers (now Bristol-Myers Squibb), a pharmaceutical company. Mr. Jennings received his BA in liberal arts from the University of Michigan at Ann Arbor.

     Cristina H. Kepner

     Cristina H. Kepner, age 56, has served on the Company’s Board of Directors since May 1996. Ms. Kepner is Advisor at Invemed Associates LLC, an investment banking firm. From 1978 to December 2000, Ms. Kepner was a Director, Executive Vice President and Corporate Finance Director at Invemed Associates LLC. Ms. Kepner serves on the Board of Directors of Quipp, Inc. and Cepheid. She received her BA from Pace University.

Board Committees and Meetings

     During the fiscal year ended December 31, 2002, the Board of Directors held eleven meetings and acted by unanimous written consent two times. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee of the Board of Directors of the Company oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the terms of the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial

12.

statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the review of the Company’s quarterly financial statements. During 2001 and until March 2002, the Audit Committee was composed of three outside directors: Cristina H. Kepner (Chair), Anders Hove and William Jenkins. From March 2002 through the date of this Proxy Statement, three directors comprised the Audit Committee: Cristina H. Kepner (Chair), William Jenkins and Edmon R. Jennings. The Audit Committee met seven times during the fiscal year ended December 31, 2002. All members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4200(a)(14) of the NASD listing standards).

     The Compensation Committee reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; and administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. The Compensation Committee is composed of three outside directors: William Jenkins (Chair), Cristina H. Kepner and David H. Persing. The Compensation Committee met two times during the fiscal year ended December 31, 2002. The Company also has a Non-Officer Stock Option Committee, which may award stock options to employees who are not officers in amounts up to 35,000 shares per year.

     The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and its various committees, and nominates specific individuals to be elected as officers of the Company by the Board. No procedure has been established for the consideration of nominees recommended by stockholders. During 2001 and until March 2002, the Nominating Committee was composed of two directors: Cristina H. Kepner (Chair) and Anders Hove. From March 2002 through the date of this Proxy Statement, the Nominating Committee consisted of Cristina H. Kepner and Edmon R. Jennings. The Nominating Committee acted by unanimous written consent one time during the fiscal year ended December 31, 2002.

     During the fiscal year ended December 31, 2002, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member.

Report of the Audit Committee of the Board of Directors*

     The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. Three directors comprise the Audit Committee: Cristina H. Kepner (Chair), William Jenkins and Edmon R. Jennings.

     Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also evaluates the performance of and assesses the qualifications of the independent auditors; determines the terms of the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the review of the Company’s quarterly financial statements.

     The Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent accountants. The Audit Committee discussed with the

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

13.

independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the firm’s independence.

     Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors of ViroLogic, Inc.:

Cristina H. Kepner (Chair)

William Jenkins, MD

Edmon R. Jennings

14.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Auditor’s Fees

     Audit Fees. During the fiscal years ended December 31, 2001 and December 31, 2002, the aggregate fees billed by Ernst & Young LLP for the audit of the Company’s financial statements for each such fiscal year and for the review of the Company’s interim financial statements and other SEC filings was $0.2 million for each such fiscal year.

     Tax Fees. During fiscal years ended December 31, 2001 and December 31, 2002, the aggregate fees billed by Ernst & Young LLP for tax return and tax compliance consultation fees was $28,000 and $29,000, respectively.

     Financial Information Systems Design and Implementation Fees. No fees were billed for information technology consulting during the fiscal year ended December 31, 2002.

     All Other Fees. No fees were billed for professional services other than audit and tax fees during the fiscal year ended December 31, 2002.

     The Audit Committee has determined the rendering of non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

15.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the ownership of the Common Stock as of February 12, 2003 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

     Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security and warrants if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable or exercisable within 60 days of February 12, 2003. Some of the information with respect to beneficial ownership has been furnished to the Company by each director, officer or 5% or more stockholder, as the case may be. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on the information each of them has given to the Company, have sole investment and voting power with respect to their shares, except where community property laws may apply.

     This table lists applicable percentage ownership based on 28,316,707 shares of Common Stock outstanding as of February 12, 2003. This number does not include 21,316,707 shares of our common stock issuable upon conversion of outstanding Series A Preferred Stock and Series C Preferred Stock. Options and warrants to purchase shares of the Common Stock that are exercisable within 60 days of February 12, 2003, are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Shares underlying options, warrants and convertible securities that are deemed beneficially owned are listed in this table separately in the column labeled “Shares Subject to Options, Warrants and Convertible Securities.” These shares are included in the number of shares listed in the column labeled “Total Number.”

	Shares Beneficially Owned(1)

		Shares
		Subject to
		Options,
		Warrants and	Percent of Class
	Total	Convertible	Beneficially
Name of Beneficial Owner	Number	Securities	Owned

Zesiger Capital Group (2)	4,620,364	1,582,854	15.5%
Biotech Growth S.A. (3)	4,243,306	638,302	14.7%
Pfizer Ireland Pharmaceuticals (4)	2,608,695	0	9.2%
William D. Young	733,423	560,415	2.5%
Christos J. Petropoulos, PhD	180,768	92,119	*
Nicholas S. Hellmann, M.D.	170,128	77,042	*
Karen J. Wilson	101,001	87,082	*
Cristina H. Kepner	76,537	40,687	*
Kathy Hibbs	74,395	69,999	*
William Jenkins, MD	38,541	38,541	*
David H. Persing, MD, PhD	36,458	36,458	*
Edmon R. Jennings	24,780	23,680	*
All directors and executive officers as a group (11 persons) (5)	1,611,549	1,153,990	5.5%

*	Represents beneficial ownership of less than 1%.

16.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated, the address of each person in this table is c/o ViroLogic, Inc., 345 Oyster Point Boulevard, South San Francisco, California 94080.

(2)	Total number of shares beneficially owned includes 532,689 shares acquirable upon exercise of outstanding warrants and 1,050,165 shares acquirable upon conversion of outstanding shares of the Company’s Series C Convertible Preferred Stock. These shares are held by entities for whom Zesiger Capital Group acts as an investment advisor. None of these entities holds 5% or more of the total number of shares outstanding. Zesiger Capital Group disclaims beneficial ownership of all 4,620,364 shares. The business address for Zesiger Capital Group is 320 Park Avenue, New York, NY 10022.

(3)	Total number of shares beneficially owned includes 3,605,004 shares held by Biotech Growth N.V. (“BioGrowth”), Biotech Target N.V. (“BioTarget”) and BB Biotech AG (“BB Biotech”). Also includes 199,705 shares that BioGrowth may acquire on or before April 13, 2003 upon the exercise of warrants, and 438,597 shares that BioTarget may acquire on or before April 13, 2003 upon the exercise of warrants. BioGrowth and BioTarget are fully-owned subsidiaries of BB Biotech. The business address for the above three entities is c/o Bellevue Asset Management AG, Grafenauweg 4, CH-6301 Zug, Switzerland.

(4)	The business address for Pfizer Ireland Pharmaceuticals is Pottery Road, Dun Laoghaire, County Dublin, Ireland.

(5)	Includes 175,518 shares beneficially owned as of February 12, 2003 by two executive officers not listed separately in the table above (of which 127,967 are shares that may be acquired by these two executive officers on or before April 13, 2003, by exercising vested stock options they hold).

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002 all Section 16(a) filing requirements were complied with.

Equity Compensation Plan Information

     The following table sets forth certain information as of December 31, 2002 regarding our equity compensation plans that were approved by our stockholders.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		under Equity
	Issued upon	Weighted-average	Compensation Plans
	Exercise of	Exercise Price of	(excluding
	Outstanding	Outstanding	securities
	Options, Warrants	Options, Warrants	reflected in column
Plan Category	and Rights	and Rights	(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,464,968	$4.11	2,719,392

Equity compensation plans not approved by security holders	500,000 (1)	$3.14	–

Total	3,964,968	$3.99	2,719,392

17.

(1)	Consists of non-statutory stock options granted to William D. Young outside of the Company’s 2000 Equity Incentive Plan pursuant to the terms of an employment agreement between Mr. Young and the Company described below in “Executive Compensation.”

EXECUTIVE COMPENSATION

Compensation of Directors

     Each non-employee director of the Company receives a fee of $1,500 for each Board of Directors meeting attended and a fee of $500 for each Board committee meeting attended by committee members. In the fiscal year ended December 31, 2002, the total compensation paid to non-employee directors was $48,500. The members of the Board of Directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     All directors of the Company are eligible to participate in the Company’s 2000 Equity Incentive Plan. In June 2000, the Board adopted a policy pursuant to which it may grant stock options to its non-employee directors on an annual basis. During the fiscal year ended December 31, 2002, the Company granted five of the Company’s non-employee directors options to purchase up to an aggregate of 50,000 shares of the Common Stock.

     These options vest monthly over a one-year period; provided that the vesting may accelerate and all shares subject to the options may become immediately exercisable in the event of a change in control of the Company.

Compensation of Executive Officers

Summary of Compensation

     The following table shows for the fiscal years ended December 31, 2002, 2001 and 2000, compensation awarded or paid to, or earned by the Company’s Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2002 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

								Long Term
								Compensation
	Annual Compensation
								Awards Securities
		Salary		Bonus		Other Annual		Underlying		All Other
Name and Principal Position	Year	($)		($)		Compensation($)		Options/SARs(#)		Compensation ($) (2)

William D. Young	2002	326,154		—				1,700		2,750
Chief Executive Officer	2001	330,000		—	(1)			267,500	(3)	2,625
	2000	300,000		60,000
Nicholas S. Hellmann, MD	2002	203,538		—				25,000		2,750
Vice President, Clinical Research	2001	210,000		—	(1)	50,788	(4)	71,250	(5)	2,625
	2000	190,027		35,000
Christos J. Petropoulos, PhD	2002	188,538		—				30,000		2,599
Vice President, Research and Development	2001	190,000		—	(1)	7,878	(6)	76,250	(5)	2,123
	2000	160,055		35,000
Karen J. Wilson	2002	183,577		—				25,000		2,750
Vice President, Chief Finance Officer	2001	183,827	(7)	—	(1)			126,250	(5)	2,625

Kathy Hibbs	2002	183,577		—				25,000		2,750
Vice President, General Counsel	2001	128,788	(8)	—	(1)			107,500	(9)

18.

(1)	In the first half of 2002, the Company expected to pay to each of the Named Executive Officers a cash bonus for services performed in 2001, although the Named Executive Officers had agreed to defer the payment of such bonuses. The 2001 cash bonuses were contingent upon final approval by the Compensation Committee, which did not occur.

(2)	Consists of the Company’s matching payments under its 401(k) plan in the form of shares of Common Stock of the Company.

(3)	Includes options to purchase up to 52,500 shares of Common Stock which were granted in 2002 in recognition of services performed during 2001.

(4)	Consists of loan forgiveness in the amount of $50,788.

(5)	Includes options to purchase up to 26,250 shares of Common Stock which were granted in 2002 in recognition of services performed during 2001.

(6)	Consists of loan forgiveness in the amount of $7,878.

(7)	Ms. Wilson joined the Company and became an executive officer on January 3, 2001. Her annualized salary in 2001 was $185,000.

(8)	Ms. Hibbs joined the Company and became an executive officer on April 16, 2001. Her annualized salary in 2001 was $185,000.

(9)	Includes options to purchase up to 22,500 shares of Common Stock which were granted in 2002 in recognition of services performed during 2001.

19.

STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 2000 Equity Incentive Plan. As of February 28, 2003, options to purchase a total of 3,337,607 shares were outstanding under the 2000 Equity Incentive Plan and options to purchase 2,391,085 shares remained available for grant thereunder.

     The following tables show for the fiscal year ended December 31, 2002, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

Option/SAR Grants in Last Fiscal Year

     The following table sets forth information concerning stock options granted to Named Executive Officers during 2002:

					Potential Realizable Value at
					Assumed Annual Rates of
	Number of	Percentage of Total			Stock Price Appreciation
	Securities	Options Granted to			for Option Term
	Underlying Options	Employees in Year	Exercise Price Per
Name	Granted	2002	Share	Expiration Date	5%	10%

William D. Young	222,500	19.2%	$2.57	2-20-12	$359,618	$911,342
Nicholas S. Hellmann, MD	51,250	4.4%	$2.57	2-20-12	$82,833	$209,916
Christos John Petropoulos, PhD	56,250	4.9%	$2.57	2-20-12	$90,914	$230,395
Karen J. Wilson	51,250	4.4%	$2.57	2-20-12	$82,833	$209,916
Kathy Hibbs	47,500	4.1%	$2.57	2-20-12	$76,772	$194,556

     The figures in the table above represent options granted under the 2000 Equity Incentive Plan. Options generally vest over a four-year period, 25% after one year and 2.083% per month thereafter. We granted options to purchase 1,288,924 shares of the Common Stock in 2002. The percentage of total options in the table above was calculated based on options to purchase an aggregate of 1,158,174 shares of the Common Stock granted to the Company’s employees in 2002. All options were granted at an exercise price equal to the fair value of the Common Stock on the date of grant.

     The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR, AND
FY-END OPTION/SAR VALUES

     The following table sets forth information concerning option exercises during 2002 by, and the number and value of exercisable and unexercisable options held by, each of the Named Executive Officers as of December 31, 2002. The value of unexercised in-the-money options at December 31, 2002 represents an amount equal to the difference between the closing price of the Common Stock on December 31, 2002 of $1.33 per share and the option exercise price, multiplied by the number of unexercised in-the-money options. An option is in-the-money if the fair value of the underlying shares exceeds the exercise price of the options. The value realized upon exercise represents the difference between the price of the Common Stock on the date of exercise and the exercise price of the option, multiplied by the number of shares exercised.

20.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
			December 31, 2002		December 31, 2002
	Shares Acquired on
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William D. Young(1)	–	–	469,478	630,522	$–	$–
Nicholas S. Hellmann, MD	–	–	64,568	58,869	$–	$–
Christos J. Petropoulos, PhD	–	–	77,750	66,106	$5,175	$–
Karen J. Wilson	–	–	72,291	78,959	$–	$–
Kathy Hibbs	–	–	57,916	74,584	$–	$–

(1)	As of December 31, 2002, 307,292 of the shares subject to options held by William D. Young would, if exercised, be subject to a repurchase right in the Company’s favor that lapses over time as described in “— Employment and Severance Agreements — William D. Young.”

EMPLOYMENT AND SEVERANCE AGREEMENTS

     William D. Young

     We have an agreement with William D. Young governing his employment as the Company’s Chief Executive Officer. Our employment agreement provides for an initial base salary of $300,000 per year, plus a yearly incentive bonus as part of the Company’s bonus program based on objectives established by the Board of Directors after consultation with Mr. Young, plus a yearly special bonus of between $50,000 and $100,000, grossed up for tax purposes. In addition, the agreement contains a non-solicitation agreement. Mr. Young recommended that his salary be reduced as part of the November 2002 business restructuring. The Compensation Committee of the Board of Directors determined, and Mr. Young agreed, that Mr. Young's base salary would be reduced by $50,000 to $280,000 beginning in November 2002 and that no bonuses would be paid for services performed by Mr. Young during 2002 pursuant to this agreement.

     As required by the agreement, prior to the commencement of Mr. Young’s employment, we also granted him a stock bonus award of 150,000 fully vested shares of the Common Stock, in consideration of his past service as the Company’s Chairman of the Board prior to becoming the Company’s Chief Executive Officer. The agreement also provides for the following:

•	a cash bonus in the gross amount of $180,000, granted on January 15, 2000, and an additional cash bonus in the gross amount of $180,000, granted on April 15, 2000;

•	an incentive stock option under the Company’s 2000 Equity Incentive Plan covering 150,000 shares of the Common Stock, providing for vesting as to 30,000 shares on December 31, 1999 and as to an additional 2,500 shares at the end of each month thereafter;

•	a non-statutory stock option, granted outside of the Company’s 2000 Equity Incentive Plan, covering 250,000 shares of the Common Stock, providing for vesting as to 25% after the first year of employment and the remaining 75% in equal installments over the next three years; and

•	a non-statutory stock option, granted outside of the Company’s 2000 Equity Incentive Plan, covering 250,000 shares of the Common Stock. This option vests 100% after five years of employment, unless the Company undergoes a merger or acquisition where the per share valuation of the Common Stock is imputed to be more than $18.50, in which case 125,000 shares shall immediately vest.

     These options may be exercised prior to vesting, but any unvested portions acquired will be subject to a repurchase right by the Company that will expire gradually in accordance with the vesting schedule. Any of these options may be exercised either by cash or by delivery of a promissory note, and each of the options immediately becomes fully vested if, within one year of a change in the Company’s control or liquidation, Mr. Young is terminated without cause or resigns for good reason.

     Our agreement with Mr. Young specifies that Mr. Young’s employment is at-will. If we terminate his employment for any reason other than for cause, however, or if his employment is terminated as a result of death or permanent disability, we have also agreed to continue to pay him, or his estate, his base salary, at the level in effect at the time of termination, for an additional 12 months. Also, we have agreed that in any of these events the vesting

21.

of his options shall accelerate, either for an additional 12 months or, after he has been employed for more than two years, in full.

Executive Severance Agreements

     We have entered into severance agreements with each of our Named Executive Officers other than William D. Young. These severance agreements provide that if the executive is terminated without cause or constructively terminated within three months prior to or twenty-four months after a change in control then the executive will receive a one time cash severance payment equal to twelve months of the executive’s base salary plus an amount equal to the bonus that the executive received for the prior year.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION*

     The Compensation Committee of the Board of Directors is composed of three non-employee directors. The Compensation Committee is responsible for setting and administering the policies governing annual executive salaries, bonuses (if any) and stock ownership programs. The Compensation Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer (“CEO”), and the other executive officers of the Company based upon a mix of achievement of corporate goals, individual performance and comparisons with other biotechnology companies. The CEO is not present during the discussion of his compensation.

     The policies of the Compensation Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Compensation Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets.

     The Compensation Committee determines the salaries for executive officers based upon a review of salary surveys of other biotechnology companies. The Company contracts with an independent organization to conduct a survey. The survey includes data on executive base pay compensation, incentive or bonus pay and stock option grants of peer companies based on industry, size, and geographic location. The Compensation Committee reviews the data on an annual basis and makes recommendations based on this market data and the executive contribution toward the achievement of Company goals. When compared to both survey data points, the majority of the Company’s officers are paid at the lower end of the base salary range for commensurate positions. Management recommended that officers' salaries be reduced as part of the November 2002 business restructuring. As a result, in 2002, salaries for executive officers of the Company were lower than salaries in 2001.

     In awarding stock options, the Compensation Committee considers performance and contribution to the Company’s corporate goals, officer retention, the number of unvested stock options and the total number of stock options to be awarded. The 2002 corporate goals were approved by the Compensation Committee and related to the achievement of certain revenue and profitability targets, the introduction of new products, further development of milestones related to the research pipeline and the submission of key publications. The Compensation Committee also reviews a stock option analysis conducted by a third party using a “present value of expected gain” model comparing the Company’s stock options to stock options of peer companies. In keeping with the above mentioned compensation philosophy, and the desire to link incentive pay more directly with the overall success of the Company, the executives’ stock option grants are slightly more than average when compared to survey data.

     Based on the previously mentioned surveys, bonuses are set at a competitive rate with other biotechnology companies. However, payment of bonuses is also expressly related to the attainment of the 2002 corporate goals, as described above. Among other things, these goals determine whether a bonus will be paid to all employees and the amount of funding available for the bonus pool. The corporate performance goals for bonuses selected by the Compensation Committee seek to balance the desire for immediate earnings and the longer term goal of enhancing

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

22.

stockholder value. The Compensation Committee reviewed the corporate performance goals for bonuses and determined that no bonus would be paid for 2002.

     The Compensation Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for the CEO. The CEO’s salary is determined based on comparisons with companies as described above. In awarding stock options, the Compensation Committee considers the CEO’s performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted. The CEO’s bonus is dependent on the Company achieving the corporate goals outlined above and the Compensation Committee’s evaluation of the CEO’s performance. In determining the CEO’s total compensation the Compensation Committee evaluates market data for similar positions and considers overall performance. Compared to other biotechnology companies surveyed, the CEO’s stock options are in the mid range and his salary and bonus are in the low range. This allocation is in line with attempting to reward more heavily with stock options than with base salary and bonus. Mr. Young recommended that his salary be reduced as part of the November 2002 business restructuring. As a result, in 2002, the CEO’s salary was lower than in 2001.

     Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

     The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Compensation Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

The Compensation Committee of the Board of Directors of ViroLogic, Inc.

William Jenkins, MD (Chair)

David H. Persing, MD, PhD

Cristina H. Kepner

23.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 2002, the following individuals served as members of the Compensation Committee: William Jenkins, Cristina H. Kepner and David H. Persing. During that fiscal year, none of the Company’s executive officers served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

Performance Measurement Comparison*

     The following graph shows the total stockholder return of an investment of $100 in cash on May 2, 2000, the date of the Company’s initial public offering, for (i) the Common Stock, (ii) the NASDAQ Stock Market (U.S.) Index and (iii) the NASDAQ Biotechnology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

		NASDAQ STOCK
	VIROLOGIC, INC.	MARKET (U.S.)	NASDAQ BIOTECHNOLOGY

5/2/00	100.00	100.00	100.00
12/31/00	130.36	63.68	113.82
12/31/01	41.43	51.65	95.11
12/31/02	19.00	35.79	62.83

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

24.

CERTAIN TRANSACTIONS

Indemnity Agreements

     The Company has entered into indemnity agreements with all of its officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. We also intend to enter into these agreements with the Company’s future directors.

Stock Option Exercisability Restriction Agreements

     In November 2002, we entered into agreements with several of our executive officers, pursuant to which these officers agreed to forgo the exercisability of certain stock options held by them until the Company’s stockholders approved an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company from 60,000,000 shares to 100,000,000 shares. The amendment was approved by the stockholders at a special meeting held on February 4, 2003, and as a result, the restrictions on exercisability of the options subject to the foregoing agreements were removed as of February 4, 2003.

DELIVERY OF THIS PROXY STATEMENT

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

     This year, a number of brokers with account holders who are ViroLogic stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to ViroLogic, Inc., Investor Relations, 345 Oyster Point Boulevard, South San Francisco, California 94080 or contact Karen J. Wilson at (650) 635-1100.

     Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors KATHY L. HIBBS Secretary

April 21, 2003

25.

APPENDIX A-1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VIROLOGIC, INC.

     VIROLOGIC, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

     FIRST: The name of the Corporation is ViroLogic, Inc.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is November 14, 1995.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Section A. of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

     “This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock which the Corporation is authorized to issue is one hundred million (100,000,000) shares, each having a par value of one-tenth of one cent ($.001). The total number of shares of Preferred Stock which the Corporation is authorized to issue is five million (5,000,000) shares, each having a par value of one-tenth of one cent ($.001). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each three (3) shares of the Corporation’s Common Stock, par value $.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq National Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

     FOURTH: Thereafter pursuant to a resolution of the Board of Directors, the foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Amendment was           shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this      day of           , 2003.

VIROLOGIC, INC

By:

William D. Young, Chief Executive Officer

APPENDIX A-2

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VIROLOGIC, INC.

     VIROLOGIC, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

     FIRST: The name of the Corporation is ViroLogic, Inc.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is November 14, 1995.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Section A. of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

     “This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock which the Corporation is authorized to issue is one hundred million (100,000,000) shares, each having a par value of one-tenth of one cent ($.001). The total number of shares of Preferred Stock which the Corporation is authorized to issue is five million (5,000,000) shares, each having a par value of one-tenth of one cent ($.001). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each five (5) shares of the Corporation’s Common Stock, par value $.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq National Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

     FOURTH: Thereafter pursuant to a resolution of the Board of Directors, the foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Amendment was           shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this      day of           , 2003.

VIROLOGIC, INC

By:

William D. Young, Chief Executive Officer

APPENDIX A-3

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VIROLOGIC, INC.

     VIROLOGIC, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

     FIRST: The name of the Corporation is ViroLogic, Inc.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is November 14, 1995.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Section A. of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

     “This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock which the Corporation is authorized to issue is one hundred million (100,000,000) shares, each having a par value of one-tenth of one cent ($.001). The total number of shares of Preferred Stock which the Corporation is authorized to issue is five million (5,000,000) shares, each having a par value of one-tenth of one cent ($.001). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each seven (7) shares of the Corporation’s Common Stock, par value $.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq National Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

     FOURTH: Thereafter pursuant to a resolution of the Board of Directors, the foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Amendment was           shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this      day of           , 2003.

VIROLOGIC, INC

By:

William D. Young, Chief Executive Officer

VIROLOGIC, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2003

     The undersigned hereby appoints William D. Young, Kathy L. Hibbs and Karen J. Wilson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ViroLogic, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 345 Oyster Point Boulevard, South San Francisco, California, 94080 on Wednesday, May 21, 2003 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 2 AND FOR PROPOSALS 1 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be Signed and Dated on the Reverse Side)

Please date, sign and mail your proxy card in the envelope provided as soon as possible!

Annual Meeting of Stockholders
VIROLOGIC, INC.
May 21, 2003

ê Please Detach and Mail in the Envelope Provided ê

Please mark your
☒	votes as in this
example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To approve a series of alternative amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect, at the discretion of the Board of Directors, a reverse stock split of the Common Stock whereby each outstanding 3, 5 or 7 shares would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments as permitted under Section 242(c) of the Delaware General Corporation Law, to be determined by the Board of Directors prior to the 2004 Annual Meeting of Stockholders of the Company.

☐	FOR	☐	AGAINST	☐	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW.

PROPOSAL 2: To elect one director to hold office until the 2006 Annual Meeting of Stockholders.

☐	FOR the nominee listed below.	☐	WITHHOLD AUTHORITY to vote for the nominee listed below.

Nominee: David H. Persing, MD, PhD.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3: To ratify selection by the Audit Committee of the Board of Directors of Ernst and Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.